Exhibit 99.1

TripAdvisor Reports Fourth Quarter and Full Year 2014 Financial Results

NEWTON, MA, February 11, 2015 — TripAdvisor, Inc. (NASDAQ: TRIP), the world's largest travel site*, today announced financial results for the fourth quarter and full year ended December 31, 2014.

●	Fourth quarter 2014 total revenue of $288 million, up 35% year-over-year; full year 2014 total revenue increased to $1,246 million, up 32% year-over-year.
●

Fourth quarter 2014 net income of $36 million, or $0.25 per diluted share, up 80% year-over-year; full year 2014 net income increased to $226 million, or $1.55 per diluted share, up 10% year-over-year.

●

Fourth quarter 2014 non-GAAP net income of $52 million, or $0.35 per diluted share, up 73% year-over-year; full year 2014 non-GAAP net income increased to $284 million, or 1.93 per diluted share, up 16% year-over-year.

●	Fourth quarter 2014 Adjusted EBITDA of $98 million, or 34% of revenue, up 88% year-over-year; full year 2014 Adjusted EBITDA increased to $468 million, or 38% of revenue, up 23% year-over-year.
●

Fourth quarter 2014 cash flow from operating activities was $62 million, or 22% of revenue; full year 2014 cash flow from operations increased to $387 million, or 31% of revenue, up 11% year-over-year.

●	TripAdvisor’s websites had more than 2.5 billion unique visitors during 2014, according to Google Analytics.

“We were very pleased with how we ended 2014. Most importantly, 2014 was a year in which we laid the foundation for TripAdvisor’s future. In addition to helping users plan a trip through our rich content, global travel community and price comparison tools, we have begun enabling more users to complete their booking in our three largest demand categories: hotels, attractions, and restaurants. This makes TripAdvisor the most comprehensive one-stop shop in travel. Starting in 2015, we plan to aggressively scale and promote this more complete user proposition,” said Steve Kaufer, TripAdvisor’s President and Chief Executive Officer.

Discussion of Fourth Quarter and Full Year 2014 Results

Total revenue for the fourth quarter of 2014 was $288 million, an increase of $75 million, or 35% (approximately 39% on a local currency basis) compared to the fourth quarter of 2013. Total revenue for the year ended December 31, 2014 was $1,246 million, an increase of $301 million, or 32%, compared to the year ended December 31, 2013.

●

Click-based advertising – Revenue from click-based advertising totaled $181 million for the fourth quarter of 2014, an increase of 25% (approximately 30% on a local currency basis) compared to the fourth quarter of 2013. Click-based advertising revenue represented 63% of total revenue in the fourth quarter of 2014, compared to 68% in the fourth quarter of 2013. Revenue from click-based advertising totaled $870 million for year ended December 31, 2014, an increase of 25% compared to the year ended December 31, 2013. Click-based advertising revenue represented 70% of total revenue for the year ended December 31, 2014, compared to 74% for the year ended December 31, 2013.

●

Display-based advertising – Revenue from display-based advertising totaled $36 million for the fourth quarter of 2014, an increase of 13% compared to the fourth quarter of 2013. Display-based advertising revenue represented 13% of total revenue in the fourth quarter of 2014, compared to 15% in the fourth quarter of 2013. Revenue from display-based advertising totaled $140 million for year ended December 31, 2014, an increase of 18% compared to the year ended December 31, 2013. Display-based advertising revenue represented 11% of total revenue for the year ended December 31, 2014, compared to 13% for the year ended December 31, 2013.

●

Subscription, transaction and other – Revenue from subscription, transaction and other totaled $71 million for the fourth quarter of 2014, an increase of 97%, compared to the fourth quarter of 2013. Subscription, transaction and other revenue represented 25% of total revenue in the fourth quarter of 2014, compared to 17% in the fourth quarter of 2013. Revenue from subscription, transaction and other totaled $236 million for year ended December 31, 2014, an increase of 82% compared to the year ended December 31, 2013.  Subscription, transaction and other revenue represented 19% of total revenue for the year ended December 31, 2014, compared to 14% for the year ended December 31, 2013.

For the fourth quarter of 2014, revenue from North America grew 35% year-over-year to $146 million, representing 51% of total revenue. Revenue from the Europe, Middle East and Africa region grew 39% year-over-year to $89 million, representing 31% of total revenue. Revenue from the Asia-Pacific region grew 13% year-over-year to $36 million, representing 13% of total revenue. Revenue from the Latin America region grew 89% year-over-year to $17 million, representing 6% of total revenue. International revenue was 52% of total revenue during the fourth quarter of 2014, flat from 52% in the fourth quarter of 2013. For the year ended December 31, 2014, revenue from North America grew 27% year-over-year to $629 million, representing 50% of total revenue. Revenue from the Europe, Middle East and Africa region grew 39% year-over-year to $405 million, representing 33% of total revenue. Revenue from the Asia-Pacific region grew 28% year-over-year to $156 million, representing 13% of total revenue. Revenue from the Latin America region grew 47% year-over-year to $56 million, representing 4% of total revenue. International revenue was 52% of total revenue for 2014, up from 51% in 2013. Click-based advertising revenue by geography is based on the geographic location of our websites.

GAAP net income for the fourth quarter of 2014 was $36 million, or $0.25 per diluted share, compared to GAAP net income of $20 million, or $0.14 per diluted share, for the fourth quarter of 2013. GAAP net income for the year ended December 31, 2014 was up 10% to $226 million, or $1.55 per diluted share, compared to GAAP net income of $205 million, or $ 1.41 per diluted share, for the year ended December 31, 2013.

Non-GAAP net income for the fourth quarter of 2014 was $52 million, or $0.35 per diluted share, compared to non-GAAP net income of $30 million, or $0.21 per diluted share, for the fourth quarter of 2013. Non-GAAP net income for the year ended December 31, 2014 was up 16% to $284 million, or 1.93 per diluted share, compared to non-GAAP net income of $245 million, or $1.68 per diluted share, for the year ended December 31, 2013.

Adjusted EBITDA for the fourth quarter of 2014 was $98 million, and Adjusted EBITDA margin was 34%, compared to Adjusted EBITDA of $52 million and Adjusted EBITDA margin of 24% for the fourth quarter of 2013. Adjusted EBITDA for the year ended December 31, 2014 was $468 million and Adjusted EBITDA margin was 38%, compared to Adjusted EBITDA of $379 million and Adjusted EBITDA margin of 40% for the year ended December 31, 2013.

Cash flow from operating activities for the fourth quarter of 2014 was $62 million, a decrease of $9 million, or 13%, compared to the fourth quarter of 2013. Cash flow from operating activities for the year ended December 31, 2014 was $387 million, an increase of $38 million, or 11%, compared to the year ended December 31, 2013.

As of December 31, 2014, cash and cash equivalents and short and long term marketable securities were $594 million, a decrease of $76 million year-over-year.

As of December 31, 2014, TripAdvisor had 2,793 employees, up from 2,017 at December 31, 2013 and 2,719 employees at September 30, 2014.

During the fourth quarter of 2014, TripAdvisor changed its reportable segments to reflect changes in the management reporting structure of the organization, primarily due to recent business acquisitions. The revised financial reporting structure includes two reportable segments: Hotel and Other. Our Hotel segment consists of services related to hotels, including click-based and display based advertising revenue from making hotel room nights, airline reservations and cruise reservations available for price comparison and booking as well as subscription-based products such as Business Listings, transaction-based products such as JetSetter and Tingo and other revenue related to hotels. Our Other reportable segment consists of the aggregation of three operating segments, which include our Attractions, Restaurants, and Vacation Rentals businesses. We believe this new segment structure provides better information to assess performance and to make resource allocation decisions.

●

Revenue from our Hotel segment totaled $251 million for the fourth quarter of 2014, an increase of 24% compared to the fourth quarter of 2013. Hotel segment revenue represented 87% of total revenue in the fourth quarter of 2014, compared to 95% in the fourth quarter of 2013. Revenue from our Hotel segment totaled $1,135 million for year ended December 31, 2014, an increase of 26%  compared to the year ended December 31, 2013. Hotel segment revenue represented 91% of total revenue for the year ended December 31, 2014, compared to 95% for the year ended December 31, 2013.

●

Revenue from our Other segment totaled $37 million for the fourth quarter of 2014, an increase of 236% compared to the fourth quarter of 2013. Other segment revenue represented 13% of total revenue in the fourth quarter of 2014, compared to 5% in the fourth quarter of 2013. Revenue from our Other segment totaled $111 million for year ended December 31, 2014, an increase of 141% compared to the year ended December 31, 2013. Other segment revenue represented 9% of total revenue for the year ended December 31, 2014, compared to 5% for the year ended December 31, 2013.

●

Adjusted EBITDA for our Hotel segment was $100 million for the fourth quarter of 2014, and Adjusted EBITDA margin was 40%, compared to Adjusted EBITDA of $55 million and Adjusted EBITDA margin of 27% for the fourth quarter of 2013. Adjusted EBITDA for the year ended December 31, 2014 was $472 million and Adjusted EBITDA margin was 42%, compared to Adjusted EBITDA of $384 million and Adjusted EBITDA margin of 43% for the year ended December 31, 2013. Our Other segment operated at a loss for all periods presented.

In our earnings release and the related conference call or webcast, we may use or discuss non-GAAP net income, non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses and free cash flow, which are defined as non-GAAP financial measures by the U.S. Securities and Exchange Commission, or SEC. Please refer to the section below entitled “Use of Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures and the financial schedules attached to this press release for reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

Year End 2014 and Other Recent Business Highlights

●

TripAdvisor’s travel community reached more than 315 million monthly unique visitors** during the year ended December 31, 2014, including nearly 50% via mobile devices (tablet and smartphone). At approximately 11% of the world’s monthly unique visitors in online travel at the end of 2014, TripAdvisor remains the largest travel website in the world*.

●

TripAdvisor has more than 200 million reviews and opinions on more than 4.5 million places to stay, places to eat and things to do – including more than 915,000 hotels and accommodations and more than 650,000 vacation rentals, 2.4 million restaurants and more than 500,000 attraction listings in 147,000 destinations throughout the world.

●

TripAdvisor reached nearly 175 million mobile app downloads, up 110% year-over-year – including downloads of TripAdvisor, TripAdvisor City Guides, Jetsetter, SeatGuru, and GateGuru. Also, the core TripAdvisor app has been downloaded more than 155 million times and had its six straight quarter of greater than 100% growth.

●

TripAdvisor and Viator announced a new tours and activities supplier platform, Marketplace. Launching sometime in 2015, Marketplace will enable more partners to list their business on, and more users to book tours and activities through, Viator.

●

TripAdvisor acquired three restaurant reservation businesses in the fourth quarter – mytable.it, restopolis, and Iens – establishing its leadership position in online restaurant reservations in Europe. In addition to Lafourchette’s core markets of France, Spain, and Switzerland, TripAdvisor’s restaurant coverage now spans 20,000 listings in Belgium, Italy, Turkey, Sweden, Denmark and the Netherlands.

●

TripAdvisor launched a new “Plan, compare, and book” consumer message in its ‘Don’t Just Visit’ television campaign, highlighting TripAdvisor’s industry-leading functionality as a full-service travel site.

●

TripAdvisor launched an Instant Booking beta for independent hoteliers and is working with more than 30 connectivity partners, enabling travelers to book the hotel of their choice on the TripAdvisor site.

●	TripAdvisor added Neighborhoods to make it easier to navigate large popular destinations, starting with New York City, San Francisco, Los Angeles, and London.

Conference Call

TripAdvisor will host a conference call today, February 11, 2015 at 4:30 p.m., Eastern Time, to discuss TripAdvisor’s fourth quarter and full year 2014 operating results, as well as other forward-looking information about TripAdvisor’s business. Domestic callers may access the earnings conference call by dialing (877) 224-9081 (International callers, dial (224) 357-2223). Investors and other interested parties may also go to the Investor Relations section of TripAdvisor’s website at http://ir.tripadvisor.com/events.cfm for a live webcast of the conference call. Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available on TripAdvisor’s website noted above or by phone (dial (855) 859-2056 and enter the passcode 61242831) until February18, 2015 and the webcast will be accessible at http://ir.tripadvisor.com/events.cfm for at least twelve months following the conference call.

About TripAdvisor
TripAdvisor® is the world's largest travel site*, enabling travelers to plan and book the perfect trip. TripAdvisor offers trusted advice from real travelers and a wide variety of travel choices and planning features with seamless links to booking tools that check hundreds of websites to find the best hotel prices. TripAdvisor branded sites make up the largest travel community in the world, reaching 315 million unique monthly visitors**, and more than 200 million reviews and opinions covering more than 4.5 million accommodations, restaurants and attractions. The sites operate in 45 countries worldwide, including China under daodao.com. TripAdvisor also includes TripAdvisor for Business, a dedicated division that provides the tourism industry access to millions of monthly TripAdvisor visitors.

TripAdvisor, Inc. (NASDAQ: TRIP) manages and operates websites under 24 other travel media brands: www.airfarewatchdog.com, www.bookingbuddy.com, www.cruisecritic.com, www.everytrail.com, www.familyvacationcritic.com, www.flipkey.com, www.thefork.com (including www.lafourchette.com, www.eltenedor.com and www.iens.nl), www.gateguru.com, www.holidaylettings.co.uk, www.holidaywatchdog.com, www.independenttraveler.com, www.jetsetter.com, www.niumba.com, www.onetime.com, www.oyster.com, www.seatguru.com, www.smartertravel.com, www.tingo.com, www.travelpod.com, www.tripbod.com, www.vacationhomerentals.com, www.viator.com, www.virtualtourist.com, and www.kuxun.cn.

*Source: comScore Media Metrix for TripAdvisor Sites, worldwide, December 2014

**Source: Google Analytics, average monthly unique users, Q3 2014; does not include traffic to daodao.com

TripAdvisor, Inc.

SELECTED FINANCIAL INFORMATION

Unaudited Consolidated Statements of Operations

(in millions, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Revenue	$288	$354	$213	$1,246	$945
Costs and expenses:
Cost of revenue	12	11	6	40	20
Selling and marketing (1)	115	159	107	502	366
Technology and content (1)	46	46	36	171	131
General and administrative (1)	34	36	25	128	98
Depreciation	14	12	9	47	30
Amortization of intangible assets	7	6	2	18	6
Total costs and expenses	228	270	185	906	651
Operating income	60	84	28	340	294
Total other expense, net	(5)	(9)	(2)	(18)	(10)
Income before income taxes	55	75	26	322	284
Provision for income taxes	(19)	(21)	(6)	(96)	(79)
Net income	$36	$54	$20	$226	$205
Earnings per share attributable to common stockholders:
Basic	$0.25	$0.38	$0.14	$1.58	$1.44
Diluted	$0.25	$0.37	$0.14	$1.55	$1.41
Weighted average common shares outstanding:
Basic	143	143	142	143	143
Diluted	146	146	145	146	145
(1) Includes stock-based compensation expense as follows:
Selling and marketing	$3	$4	$3	$13	$11
Technology and content	$8	$7	$5	$27	$21
General and administrative	$6	$6	$5	$23	$17

TripAdvisor, Inc.

Unaudited Consolidated Balance Sheets

(in millions, except number of shares and per share amounts)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$455	$351
Short-term marketable securities	108	131
Accounts receivable, net of allowance for doubtful accounts of $7 and $3 at December 31, 2014 and December 31, 2013, respectively	151	113
Prepaid expenses and other current assets	33	35
Total current assets	747	630
Long-term assets:
Long-term marketable securities	31	188
Property and equipment, net	195	82
Other long-term assets	38	19
Intangible assets, net	214	52
Goodwill	734	502
TOTAL ASSETS	$1,959	$1,473
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19	$10
Deferred merchant payables	93	30
Deferred revenue	57	44
Credit facility borrowings	38	28
Borrowings, current	40	40
Taxes payable	20	5
Accrued expenses and other current liabilities	114	86
Total current liabilities	381	243
Deferred income taxes, net	39	13
Other long-term liabilities	154	52
Borrowings, net of current portion	260	300
Total Liabilities	834	608

Stockholders’ equity:
Preferred stock, $0.001 par value
Authorized shares: 100,000,000	—	—
Shares issued and outstanding: 0 and 0
Common stock, $0.001 par value	—	—
Authorized shares: 1,600,000,000
Shares issued: 132,315,465 and 131,537,798
Shares outstanding: 130,121,292 and 129,417,089
Class B common stock, $0.001 par value	—	—
Authorized shares: 400,000,000
Shares issued and outstanding: 12,799,999 and 12,799,999
Additional paid-in capital	673	608
Retained earnings	628	402
Accumulated other comprehensive income (loss)	(31)	—
Treasury stock-common stock, at cost, 2,194,173 and 2,120,709 shares	(145)	(145)
Total Stockholders’ Equity	1,125	865
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,959	$1,473

TripAdvisor, Inc.

Unaudited Consolidated Statement of Cash Flows

(in millions)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Operating activities:
Net income	$36	$54	$20	$226	$205
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including amortization of internal-use software and website development	14	12	9	47	30
Stock-based compensation expense	17	17	13	63	49
Amortization of intangible assets	7	6	2	18	6
Amortization of deferred financing costs	—	—	—	1	1
Amortization of discounts and premiums on marketable securities, net	—	—	1	3	5
Deferred tax (benefit) expense	(9)	(5)	6	(17)	5
Excess tax benefits from stock-based compensation	—	(6)	(4)	(20)	(12)
Provision for doubtful accounts	2	2	—	3	1
Other, net	3	7	—	11	1
Changes in operating assets and liabilities, net of effects from acquisitions:	(8)	(29)	24	52	58

Net cash provided by operating activities	62	58	71	387	349
Investing activities:
Acquisitions, net of cash acquired	(47)	(132)	(3)	(331)	(35)
Capital expenditures, including internal-use software and website development	(26)	(13)	(16)	(81)	(55)
Purchases of marketable securities	(32)	—	(57)	(251)	(432)
Sales of marketable securities	11	1	51	336	175
Maturities of marketable securities	5	9	45	93	151
Net cash provided (used in) by investing activities	(89)	(135)	20	(234)	(196)
Financing activities:
Repurchase of common stock	—	—	(8)	—	(145)
Proceeds from credit facilities	2	3	2	13	10
Payments to credit facilities	—	—	—	(3)	(15)
Principal payments on long-term debt	(10)	(10)	(10)	(40)	(40)
Proceeds from exercise of stock options	1	—	3	3	24
Payment of minimum withholding taxes on net share settlements of equity awards	(1)	(9)	(4)	(33)	(14)
Excess tax benefits from stock-based compensation	—	6	4	20	12
Payments on construction in-process related to build to suit lease obligation, net	2	(1)	(2)	(1)	(2)
Net cash used in financing activities	(6)	(11)	(15)	(41)	(170)
Effect of exchange rate changes on cash and cash equivalents	(3)	(8)	(1)	(8)	1
Net (decrease) increase in cash and cash equivalents	(36)	(96)	75	104	(16)
Cash and cash equivalents at beginning of period	491	587	276	351	367
Cash and cash equivalents at end of period	$455	$491	$351	$455	$351

TripAdvisor, Inc.

Segment Information

(in millions)

(Unaudited)

	Three Months Ended December 31,			% Change
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
REVENUE:
Hotel	$251	$202	$161	24%	25%
Other	37	11	8	236%	38%
Total revenue	$288	$213	$169	35%	26%
Adjusted EBITDA (1):
Hotel	$100	$55	$63	82%	(13)%
Other	(2)	(3)	1	33%	(400)%
Total Adjusted EBITDA	$98	$52	$64	88%	(19)%
Adjusted EBITDA Margin (1):
Hotel	40%	27%	39%
Other	(5)%	(27)%	13%

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
REVENUE:
Hotel	$1,135	$899	$732	26%	23%
Other	111	46	31	141%	48%
Total revenue	$1,246	$945	$763	32%	24%
Adjusted EBITDA (1):
Hotel	$472	$384	$349	23%	10%
Other	(4)	(5)	3	20%	(267)%
Total Adjusted EBITDA	$468	$379	$352	23%	8%
Adjusted EBITDA Margin (1):
Hotel	42%	43%	48%
Other	(4)%	(11)%	10%

(1)	See definitions and discussion of Adjusted EBITDA and Adjusted EBITDA margin below in our non-GAAP measures discussion.

Use of Non-GAAP Financial Measures

To supplement the financial measures presented in TripAdvisor’s press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States (“GAAP”), TripAdvisor also reports non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, and free cash flow, which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in such company’s financial statements.

TripAdvisor defines “non-GAAP net income” as net income before expenses related to stock-based compensation and amortization of intangible assets and non-recurring expenses, net of related tax effects.

TripAdvisor defines “non-GAAP net income per diluted share” as non-GAAP net income divided by non-GAAP weighted average diluted shares outstanding, which included dilution from options per the treasury stock method and include all weighted average shares relating to RSUs in shares outstanding for Non-GAAP net income per diluted share.

TripAdvisor defines “Adjusted EBITDA” as net income (loss) plus: (1) provision for income taxes; (2) other income (expense), net; (3) depreciation of property and equipment, including internal use software and website development; (4) amortization of intangible assets; (5) stock-based compensation; and (6) non-recurring expenses. Adjusted EBITDA is the primary metric by which management evaluates the performance of its business and on which internal budgets are based. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. Adjusted EBITDA eliminates items that are either not part of TripAdvisor’s core operations, such as non-recurring expenses or those costs that do not require a cash outlay, such as stock-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on TripAdvisor’s estimates of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs and other factors and may not be indicative of current or future capital expenditures. Moreover, our management uses Adjusted EBITDA internally to evaluate the performance of our business as a whole and our individual business segments. We believe that by excluding certain items, such as stock-based compensation and non-recurring expenses, Adjusted EBITDA corresponds more closely to the cash that operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

TripAdvisor defines “Adjusted EBITDA margin” as Adjusted EBITDA as a percentage of revenue.

TripAdvisor defines “non-GAAP Selling and Marketing”, “non-GAAP Technology and Content” and “non-GAAP General and Administrative” expenses as GAAP Selling and Marketing, GAAP Technology and Content and GAAP General and Administrative expenses, respectively, before stock-based compensation expense.

TripAdvisor defines “free cash flow” as net cash provided by operating activities less capital expenditures, which are purchases of property and equipment, including capitalization of internal-use software development costs. We believe that these non-GAAP financial measures are useful measures for analysts and investors to evaluate our future on-going performance as these measures allow a more meaningful comparison of our projected cash earnings and performance with our historical results from prior periods and to the results of our competitors. Moreover, management uses these measures internally to evaluate the performance of our business as a whole.

TripAdvisor provides these non-GAAP financial measures as additional information relating to TripAdvisor’s operating results as a complement to results provided in accordance with GAAP. Management believes that investors should have access to the same set of tools that management uses to analyze our results. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to the financial information presented in accordance with GAAP and should not be considered measures of TripAdvisor’s liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare TripAdvisor’s performance to that of other companies. TripAdvisor endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.

Pursuant to the requirements of Regulation G, we present a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measure below.

TripAdvisor, Inc.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in millions, except share amounts which are reflected in thousands and per share amounts)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Non-GAAP operating expenses:
GAAP Selling and marketing	$115	$159	$107	$502	$366
Subtract: Stock-based compensation expense	3	4	3	13	11
Non-GAAP Selling and marketing	$112	$155	$104	$489	$355
GAAP Technology and content	$46	$46	$36	$171	$131
Subtract: Stock-based compensation expense	8	7	5	27	21
Non-GAAP Technology and content	$38	$39	$31	$144	$110

GAAP General and administrative	$34	$36	$25	$128	$98
Subtract: Stock-based compensation expense	6	6	5	23	17
Non-GAAP General and administrative	$28	$30	$20	$105	$81
Non-GAAP net income and net income per share:
GAAP net income	$36	$54	$20	$226	$205
Add: Stock based compensation expense	17	17	13	63	49
Add: Amortization of intangible assets	7	6	2	18	6
Subtract: Income tax effect of Non-GAAP adjustments (1)	8	6	5	23	15
Non-GAAP net income	$52	$71	$30	$284	$245
GAAP diluted shares	145,680	146,071	145,280	145,800	145,263
Add: Additional restricted stock units	1,107	984	749	992	696
Non-GAAP diluted shares	146,787	147,055	146,029	146,792	145,959
GAAP net income per diluted share	$0.25	$0.37	$0.14	$1.55	$1.41
Non-GAAP net income per diluted share	0.35	0.48	0.21	1.93	1.68

Adjusted EBITDA:
Net Income	$36	$54	$20	$226	$205
Add: Provision for income taxes	19	21	6	96	79
Add: Other expense, net	5	9	2	18	10
Add: Depreciation and amortization of intangible assets	21	18	11	65	36
Add: Stock-based compensation	17	17	13	63	49
Adjusted EBITDA	$98	$119	$52	$468	$379

Divide by:
Revenue	$288	$354	$213	$1,246	$945
Adjusted EBITDA margin	34%	34%	24%	38%	40%

Free Cash Flow:
Net cash provided by operating activities	$62	$58	$71	$387	$349
Subtract: Capital expenditures	26	13	16	81	55
Free cash flow	$36	$45	$55	$306	$294

Effects of Foreign Exchange on Revenue:
Total revenue	$288		$213
Effects of foreign exchange	6		(2)
Non-GAAP revenue before effects of foreign exchange	$294		$211

Click-based advertising ("CPC") revenue	$181		$145
Effects of foreign exchange	5		(2)
Non-GAAP CPC revenue before effects of foreign exchange	$186		$143
(1)	Represents the reduction in the income tax benefit recorded for all periods presented based on our effective tax rate, adjusted for non-GAAP items.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to TripAdvisor’s future financial performance on both a GAAP and non-GAAP basis, the new Marketplace platform, and the company’s prospects as a comprehensive destination for hotels, attractions, and restaurants, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by our chief executive officer with respect to growth objectives, strategic investments, and statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in TripAdvisor’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, TripAdvisor’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. TripAdvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors

(617) 795.7848

ir@tripadvisor.com

Media

(617) 670.6575

uspr@tripadvisor.com